Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Columbia Laboratories, Inc.
Livingston, NJ
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 30, 2010, relating to the consolidated financial statements, the effectiveness of Columbia Laboratories, Inc.’s internal control over financial reporting, and schedules of Columbia Laboratories, Inc. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
BDO USA, LLP (formerly known as BDO Seidman, LLP)
Woodbridge, NJ
September 22, 2010